Exhibit 23.2

Deloitte LLP 2800-1055 Dunsmuir Street 4 Bentall Centre P.O. Box 49279 Vancouver BC V7X 1P4 Canada Tel: 604-669-4466 Fax: 778-374-0496 www.deloitte.ca

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the use in this Registration Statement on Form S-1 of our report dated October 26, 2012 (December 27, 2012 as to the effects of the restatement of the warrants discussed in Note 6) relating to the financial statements of Celator Pharmaceuticals, Inc. as of and for the year ended December 31, 2011, and for the period from November 18, 1999 (date of incorporation) to December 31, 2011, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

Independent Registered Chartered Accountants

Vancouver, Canada

May 30, 2013

Membre de / Member of Deloitte Touche Tohmatsu Limited